Exhibit 99.1

Blue Water Vaccines Announces $10 Million Private Placement Priced At-the-Market under Nasdaq Rules

CINCINNATI, Ohio, Aug. 09, 2022 (GLOBE NEWSWIRE) -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or “the Company”), a biopharmaceutical company developing transformational vaccines to address significant global health challenges, today announced that it has entered into definitive agreements with several healthcare-focused institutional investors for the purchase of 3,683,280 shares of common stock (or common stock equivalents in lieu thereof) in a private placement priced at-the-market under Nasdaq rules. The Company will also issue to the investors unregistered preferred investment options (the “investment options”) to purchase up to an aggregate of 4,972,428 shares of common stock. The purchase price for one share of common stock (or common stock equivalent) and one investment option to purchase one share of common stock is $2.715. The investment options will have an exercise price of $2.546 per share, will be exercisable immediately upon issuance, and will have a term equal to five years following the issuance date.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the private placement are expected to be approximately $10 million, before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds from the private placement for the research and development of its pipeline as well as for working capital and other general corporate purposes. The Company’s current cash position including the expected gross proceeds from this private placement is approximately $30.3 million. The private placement is expected to close on or about August 11, 2022, subject to the satisfaction of customary closing conditions.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to a registration rights agreement with investors, BWV has agreed to file a resale registration statement covering the securities described above.

In addition, the investors in the private placement agreed to cancel preferred investment options to purchase up to an aggregate of 1,180,812 shares of the Company’s common stock issued in April 2022.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Blue Water Vaccines

Blue Water Vaccines Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children's Hospital Medical Center, and St. Jude Children's Hospital. The company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially and include, among others: statements regarding the satisfaction of the customary closing conditions of this private placement and the use of the proceeds from this private placement. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market and other conditions, risks related to the development of BWV’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement, except as required by law. Investors should read the risk factors set forth in BWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022, and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bluewatervaccines.com